BANK OF AMERICA | MERRILL LYNCH | U.S. TRUST | BANK OF AMERICA MERRILL LYNCH

Bank of America Reports Record Quarterly Earnings of $6.9 Billion, EPS $0.62

Pretax Earnings of $8.4 Billion, up 15%, on Strong Operating Leverage

Q1-18 Financial Highlights[1]

- Pretax income up 15% to $8.4 billion
- Net income up 30% to a record $6.9 billion
- Diluted earnings per share up 38% to $0.62
- Revenue, net of interest expense, increased 4% to $23.1 billion
  - Net interest income (NII) increased $550 million, or 5%, to $11.6 billion, reflecting benefits from higher interest rates, as well as loan and deposit growth[(A)]
  - Noninterest income increased $327 million, or 3%, to $11.5 billion, reflecting strength in Equities and higher asset management fees
- Provision for credit losses stable at $834 million
- Noninterest expense declined $196 million, or 1%, to $13.9 billion; efficiency ratio improved to 60%
- The Tax Act resulted in an ongoing reduction to the effective tax rate of approximately 9 percentage points[2]
- Average loan balances in business segments rose $45 billion, or 5%, to $864 billion
- Average deposit balances rose $41 billion, or 3%, to a record $1.3 trillion, led by Consumer Banking
- Solid financial returns
  - Return on average assets 1.21%
  - Return on average common shareholders' equity 10.8%
  - Return on average tangible common shareholders' equity 15.3%[3]

Q1-18 Business Segment Highlights[1]

Consumer Banking

- Revenue rose 9% to $9.0 billion
- Loans up 8%; deposits up 6%
- Merrill Edge brokerage assets up 18%
- Active mobile banking users increased 12% to 24.8 million
- Combined credit/debit spend up 9% to $137 billion

Global Wealth and Investment Management

- Revenue rose 6% to $4.9 billion
- Total client balances increased $140 billion to $2.7 trillion
- Loans increased 7% to $159 billion
- Record pretax margin of 29%

Global Banking

- Revenue of $4.9 billion
- Loans increased 3% to $352 billion, driven by international and domestic C&I lending
- Deposits increased 6% to $324 billion
- Efficiency ratio remained low at 44%

Global Markets

- Sales and trading revenue of $4.1 billion, including net debit valuation adjustment (DVA) of $64 million
- Excluding net DVA, sales and trading revenue up 1% to $4.1 billion[(C)]
  - Equities up 38% to $1.5 billion[(C)]
  - FICC down 13% to $2.5 billion vs. strong year-ago quarter[(C)]

CEO Commentary

"Our responsible growth model continues to deliver consistent results. Strong client activity, coupled with a growing global economy and solid U.S. consumer activity, led to record quarterly earnings. We grew loans in our business segments by $45 billion and increased deposits by $41 billion. We continue to invest in new capabilities in our mobile banking app, the expansion and renovation of our financial centers, and the hiring of additional client relationship professionals. We believe these investments, and our focus on operational excellence, will drive sustainable growth over time."

— Brian Moynihan, Chief Executive Officer

Financial Highlights ($ in billions, except per share data)	Three months ended 3/31/2018	12/31/2017	3/31/2017
Total revenue, net of interest expense	**$23.1**	$20.4	$22.2
Net income	**6.9**	2.4	5.3
Diluted earnings per share	**$0.62**	$0.20	$0.45
Return on average assets	**1.21%**	0.41%	0.97%
Return on average common shareholders' equity	**10.85**	3.29	8.09
Return on average tangible common shareholders' equity[3]	**15.26**	4.56	11.44
Efficiency ratio	**60**	65	63

[1] Financial Highlights and Business Segment Highlights compare to the year-ago quarter unless noted. Loan and deposit balances are shown on an average basis unless noted.
[2] On December 22, 2017, the Tax Cuts and Jobs Act (the Tax Act) was enacted, which included a lower U.S. corporate tax rate effective in 2018.
[3] Represents a non-GAAP financial measure. For additional information (including reconciliation information), see endnote B.

1

BANK OF AMERICA | MERRILL LYNCH | U.S. TRUST | BANK OF AMERICA MERRILL LYNCH

CFO Commentary

"This was a strong quarter. Revenue was up 4 percent year-over-year and expenses were down 1 percent, making this the 13th consecutive quarter of positive operating leverage. We also carefully managed credit costs. This enabled us to deliver double-digit EPS growth. We also returned $6.1 billion in capital to our shareholders through dividends and common stock repurchases."

— Paul M. Donofrio, Chief Financial Officer

Consumer Banking

Financial Results[1]

- Pretax income grew 19%, to $3.6 billion, driven by solid operating leverage as revenue growth outpaced expense growth
- Net income increased $803 million, or 42%, to $2.7 billion
- Revenue increased $748 million, or 9%, to $9.0 billion
  - NII increased $729 million, or 13%, driven by higher interest rates and strong deposit and loan growth
  - Noninterest income increased $19 million, or 1%, reflecting higher card income, partially offset by lower mortgage banking income
- Provision for credit losses increased $97 million to $935 million, primarily driven by credit card seasoning and loan growth. Net charge-offs increased $105 million to $877 million; net charge-off ratio was 1.27% compared to 1.21%
- Noninterest expense rose $70 million, or 2%, to $4.5 billion, driven by investments in digital capabilities and business growth

	Three months ended		
($ in millions)	**3/31/2018**	**12/31/2017**	**3/31/2017**
Total revenue (FTE)[2]	**$9,032**	$8,955	$8,284
Provision for credit losses	**935**	886	838
Noninterest expense	**4,480**	4,507	4,410
Pretax income	**3,617**	3,562	3,036
Income tax expense	**922**	1,365	1,144
Net income	**$2,695**	$2,197	$1,892

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.

Business Highlights[1,2]

- Average deposits grew $39 billion, or 6%; average loans grew $22 billion, or 8%
- Merrill Edge brokerage assets grew $28 billion, or 18%, to $182 billion, driven by record client flows and market performance
- Combined credit/debit card spending up 9%
- 4,435 financial centers, including 32 new openings and 316 renovations during the past 12 months
- Digital usage continued to grow; digital sales grew to 26% of all Consumer Banking sales (see page 8 for more information)
  - Mobile channel usage up 32% to 1.38 billion interactions
  - 28.6 million person-to-person payments through Zelle®, more than double the year-ago quarter
  - 24.8 million active mobile banking users, up 12%
- Efficiency ratio improved to 50% from 53%, despite continued investment in primary sales professionals, digital capabilities and financial center builds/renovations

	Three months ended		
($ in billions)	**3/31/2018**	**12/31/2017**	**3/31/2017**
Average deposits	**$674.4**	$665.5	$635.6
Average loans and leases	**279.6**	275.7	257.9
Brokerage assets (EOP)	**182.1**	177.0	153.8
Active mobile banking users (MM)	**24.8**	24.2	22.2
Number of financial centers	**4,435**	4,470	4,559
Efficiency ratio (FTE)	**50%**	50%	53%
Return on average allocated capital	**30**	24	21
Total U.S. Consumer Credit Card[2]			
Average credit card outstanding balances	**$94.4**	$93.5	$89.6
Total credit/debit spend	**137.4**	143.4	125.9
Risk-adjusted margin	**8.3%**	8.7%	8.9%

[1] Comparisons are to the year-ago quarter unless noted.
[2] The U.S. consumer credit card portfolio includes Consumer Banking and GWIM.

2

BANK OF AMERICA | MERRILL LYNCH | U.S. TRUST | BANK OF AMERICA MERRILL LYNCH

Global Wealth and Investment Management

Financial Results[1]

- Pretax income increased 12% to a record $1.4 billion, as solid revenue growth more than offset increased revenue-related expenses
- Net income increased $262 million, or 34%, to $1.0 billion
- Revenue rose $264 million, or 6%, to a record $4.9 billion
  - NII grew $34 million, or 2%, driven by higher short-term interest rates and loan balances
  - Noninterest income increased $230 million, or 8%, as higher asset management fees more than offset lower transactional revenue
- Noninterest expense increased $99 million, or 3%, primarily driven by higher revenue-related incentive costs

	Three months ended		
($ in millions)	**3/31/2018**	**12/31/2017**	**3/31/2017**
Total revenue (FTE)[2]	**$4,856**	$4,683	$4,592
Provision for credit losses	**38**	6	23
Noninterest expense	**3,428**	3,473	3,329
Pretax income	**1,390**	1,204	1,240
Income tax expense	**355**	462	467
Net income	**$1,035**	$742	$773

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.

Business Highlights[1]

- Total client balances increased $140 billion, or 5%, to $2.7 trillion, driven by higher market valuations and strong AUM flows
- Average deposit balances declined $14 billion, or 6%, due primarily to clients shifting balances into investments during the first half of 2017
- Average loans and leases grew $11 billion, or 7%, driven by mortgage and structured lending; 32nd consecutive quarter of average loan growth
- Strong AUM flows of $24.2 billion, reflecting solid client activity, as well as a shift from brokerage to AUM
- Pretax margin increased to a record 29% from 27%
- Number of wealth advisors[2] increased 4% to 19,276

	Three months ended		
($ in billions)	**3/31/2018**	**12/31/2017**	**3/31/2017**
Average deposits	**$243.1**	$240.1	$257.4
Average loans and leases	**159.1**	157.1	148.4
Total client balances (EOP)	**2,725.5**	2,751.9	2,585.4
AUM flows	**24.2**	18.2	29.2
Pretax margin	**29%**	26%	27%
Return on average allocated capital	**29**	21	22

[1] Comparisons are to the year-ago quarter unless noted.
[2] Includes financial advisors in Consumer Banking of 2,538 and 2,121 in Q1-18 and Q1-17.

3

BANK OF AMERICA | MERRILL LYNCH | U.S. TRUST | BANK OF AMERICA MERRILL LYNCH

Global Banking

Financial Results[1]

- Pretax income declined 2%, reflecting lower noninterest income, partially offset by higher NII
- Net income increased $287 million, or 17%, to $2.0 billion
- Revenue decreased $21 million, or 0.4%, to $4.9 billion
  - NII increased $38 million, or 1%, reflecting the benefits of higher interest rates, as well as deposit and loan growth
  - Noninterest income decreased $59 million, or 2.5%, primarily due to lower investment banking fees
- Noninterest expense increased $32 million, or 1%, primarily due to higher personnel costs associated with hiring additional client-facing associates

	Three months ended		
($ in millions)	**3/31/2018**	**12/31/2017**	**3/31/2017**
Total revenue (FTE)[2,3]	**$4,934**	$5,019	$4,955
Provision for credit losses	**16**	132	17
Noninterest expense	**2,195**	2,161	2,163
Pretax income	**2,723**	2,726	2,775
Income tax expense	**707**	1,046	1,046
Net income	**$2,016**	$1,680	$1,729

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities and sales and trading activities.
[3] Revenue, net of interest expense.

Business Highlights[1,2]

- Average deposits increased $19 billion, or 6%, to $324 billion
- Average loans and leases grew $9 billion, or 3%, to $352 billion, driven by growth in international and domestic commercial and industrial lending
- Total firmwide investment banking fees (excluding self-led deals) decreased 15% to $1.4 billion from a strong year-ago quarter
- Efficiency ratio remained low at 44%

	Three months ended		
($ in billions)	**3/31/2018**	**12/31/2017**	**3/31/2017**
Average deposits	**$324.4**	$329.8	$305.2
Average loans and leases	**351.7**	350.3	342.9
Total Corp. IB fees (excl. self-led)[2]	**1.4**	1.4	1.6
Global Banking IB fees[2]	**0.7**	0.8	0.9
Business Lending revenue	**2.1**	2.3	2.2
Global Transaction Services revenue	**1.9**	1.9	1.7
Efficiency ratio (FTE)	**44%**	43%	44%
Return on average allocated capital	**20**	17	18

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities and sales and trading activities.

4

BANK OF AMERICA | MERRILL LYNCH | U.S. TRUST | BANK OF AMERICA MERRILL LYNCH

Global Markets

Financial Results[1]

- Pretax income of $2.0 billion
- Net income increased $161 million, or 12%, to $1.5 billion
- Revenue increased $78 million, or 2%, to $4.8 billion, driven by higher sales and trading revenue
- Noninterest expense increased $61 million, or 2%, to $2.8 billion, reflecting continued investments in technology
- Average total assets increased $71 billion, primarily due to targeted growth in both Equities and Fixed Income, Currencies and Commodities (FICC)
- Average VaR of $40 million remained low[5]
  - No trading loss days recorded in Q1-18, Q4-17 or Q1-17

	Three months ended		
($ in millions)	3/31/2018	12/31/2017	3/31/2017
Total revenue (FTE)[2,3]	**$4,786**	$3,396	$4,708
Net DVA[4]	**64**	(118)	(130)
Total revenue (excl. net DVA) (FTE)[2,3,4]	**$4,722**	$3,514	$4,838
Provision for credit losses	**(3)**	162	(17)
Noninterest expense	**2,818**	2,614	2,757
Pretax income	**1,971**	620	1,968
Income tax expense	**513**	210	671
Net income	**$1,458**	$410	$1,297
Net income (excl. net DVA)[4]	**$1,409**	$483	$1,378

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities and sales and trading activities.
[3] Revenue, net of interest expense.
[4] Revenue and net income, excluding net DVA, are non-GAAP financial measures. See endnote C for more information.
[5] VaR model uses a historical simulation approach based on three years of historical data and an expected shortfall methodology equivalent to a 99% confidence level. Using a 95% confidence level, average VaR was $21MM, $17MM and $21MM for Q1-18, Q4-17 and Q1-17 respectively.

Business Highlights[1,2]

- Sales and trading revenue increased $218 million, or 6%, to $4.1 billion
- Excluding net DVA, sales and trading revenue increased 1% to $4.1 billion[(C)]
  - FICC sales and trading revenue decreased 13%, driven by lower activity and less favorable markets in credit-related products, partially offset by improved activity in rates and currencies
  - Equities increased 38%, driven by increased client activity and a strong trading performance in derivatives

	Three months ended		
($ in billions)	3/31/2018	12/31/2017	3/31/2017
Average total assets	**$678.4**	$659.4	$607.0
Average trading-related assets	**463.2**	449.7	422.4
Average loans and leases	**73.8**	73.6	70.1
Sales and trading revenue[2]	**4.1**	2.5	3.9
Sales and trading revenue (excl. net DVA)[(C),2]	**4.1**	2.7	4.0
Global Markets IB fees[2]	**0.6**	0.6	0.7
Efficiency ratio (FTE)	**59%**	77%	59%
Return on average allocated capital	**17**	5	15

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities and sales and trading activities.

5

6 All Other Three months ended Financial Results1 ($ in millions) 3/31/2018 12/31/2017 3/31/2017 Total revenue (FTE)2 $(333) $(1,366) $(94) Provision for credit losses (152) (185) (26) Noninterest expense 976 519 1,434 Pretax loss (1,157) (1,700) (1,502) Income tax expense (benefit) (871) 964 (1,148) Net loss $(286) $(2,664) $(354) 1 Comparisons are to the year-ago quarter unless noted. 2 Revenue, net of interest expense. Note: All Other consists of asset liability management (ALM) activities, equity investments, non-core mortgage loans and servicing activities, the net impact of periodic revisions to the mortgage servicing rights (MSR) valuation model for both core and non-core MSRs and the related economic hedge results, liquidating businesses and residual expense allocations. ALM activities encompass certain residential mortgages, debt securities, interest rate and foreign currency risk management activities, the impact of certain allocation methodologies and hedge ineffectiveness. The results of certain ALM activities are allocated to our business segments. Equity investments include our merchant services joint venture, as well as a portfolio of equity, real estate and other alternative investments. During the second quarter of 2017, we sold our non-U.S. consumer credit card business. • Net loss of $286 million, compared to a net loss of $354 million • Revenue declined $239 million, driven by the sale of the non-U.S. consumer credit card business in the second quarter of 2017 • The provision for credit losses improved $126 million to a benefit of $152 million, primarily driven by continued runoff of the non-core portfolio • Noninterest expense decreased $458 million to $976 million, due to lower litigation expense, the sale of the non-U.S consumer credit card business and lower non-core mortgage costs • Income tax expense for both Q1-18 and Q1-17 included a $0.2 billion tax benefit related to stock- based compensation. Income tax expense for Q4-17 included the impact of the Tax Act

7 Credit Quality Three months ended Highlights1 ($ in millions) 3/31/2018 12/31/2017 3/31/2017 Provision for credit losses $834 $1,001 $835 Net charge-offs2 911 1,237 934 Net charge-off ratio3 0.40% 0.53% 0.42% At period-end Nonperforming assets4 $6,694 $6,758 $7,637 Nonperforming assets ratio4 0.72% 0.73% 0.84% Allowance for loan and lease losses5 $10,260 $10,393 $11,354 Allowance for loan and lease losses ratio5 1.11% 1.12% 1.25% 1 Comparisons are to the year-ago quarter unless noted. 2 Includes net charge-offs of $44 million in Q1-17 for non-U.S. credit card loans. During the second quarter of 2017, we sold our non-U.S. consumer credit card business. 3 Net charge-off ratio is calculated as annualized net charge-offs divided by average outstanding loans and leases during the period. 4 Nonperforming assets ratio is calculated as nonperforming loans, leases and foreclosed properties (nonperforming assets) divided by outstanding loans, leases and foreclosed properties at the end of the period. 5 Allowance for loan and lease losses ratio is calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period. Excluding non-U.S. consumer credit card allowance of $242 million and loans of $9.5 billion, the allowance for loan and lease losses in Q1-17 was $11.1 billion and the allowance ratio was 1.24%. Note: Ratios do not include loans accounted for under the fair value option. • Overall credit quality remained strong across both the consumer and commercial portfolios • Net charge-offs declined $23 million to $911 million – The net charge-off ratio decreased to 0.40% from 0.42% • The provision for credit losses was stable at $834 million • Nonperforming assets declined $943 million to $6.7 billion, driven primarily by loan sales and credit quality improvement in energy exposures Reserve Release • The net reserve release decreased to $77 million, from $99 million in the year-ago quarter. The reserve release was driven by continued improvements in consumer real estate and energy exposures, partially offset by continued seasoning in the U.S. Card portfolio

BANK OF AMERICA | MERRILL LYNCH | U.S. TRUST | BANK OF AMERICA MERRILL LYNCH

Leadership in high-tech, high-touch

(All comparisons are Q1-2018 vs. Q1-2017 unless otherwise noted)

Bank of America

High-Tech

No. 1 in online banking and digital sales functionality

35.5MM active digital banking users

26% of all Consumer sales through digital

$682B in total payments processed

-- $365B in digital payments

~29MM P2P payments via Zelle®, up 130% YoY, representing $9B

445K digital appointments in Q1-18

J.D. Power 2018 Certified Mobile App

24.8MM active mobile banking users

1.4B mobile channel logins

-- 24% of deposit transactions via mobile device, equal to 1,280 financial centers

2,400 auto dealers now participate in our auto digital shopping experience

Launched digital mortgage and Erica - digital AI assistant

-- 9 states where Erica is available

Named most innovative investment bank and best bank for global payments

475K digital channel users across our commercial, large corporate and business banking businesses

28K payment approvals via CashPro mobile in Q1-18, up 188%

29MM Global Markets trades executed per day

Highest number of patents of any financial firm

3,200+ patents awarded or pending

72 Blockchain patents granted or pending

Innovation in wealth management

Merrill Edge Guided Investing launched new functionality including expanded account types, mobile app integration and funding options

Introduced ability for clients to text advisors in a secure environment

High-Touch

4,435 financial centers

-- 32 new openings in last 12 months

-- 316 renovations in last 12 months

16,011 ATMs

-- 8,979 newly replaced or upgraded

-- 15,125 contactless enabled

Expanding into new markets



Current locations

New financial center markets

Cincinnati	Denver	Minneapolis/St. Paul
Cleveland	Indianapolis	Pittsburgh
Columbus	Lexington	Salt Lake City

47MM Consumer and Small Business relationships

19,276 Wealth advisors in Global Wealth & Investment Management and Consumer Banking

Global footprint serving middle-market, large corporate and institutional clients

35+ countries

79% of the 2017 Global Fortune 500 and 95% of the U.S. Fortune 1000 have a relationship with us

Increased client-facing professionals to further strengthen local market coverage

8

BANK OF AMERICA | MERRILL LYNCH | U.S. TRUST | BANK OF AMERICA MERRILL LYNCH

Balance Sheet, Liquidity and Capital Highlights ($ in billions except per share data, end of period, unless otherwise noted)

	Three months ended		
	3/31/2018	**12/31/2017**	**3/31/2017**
Total assets	**$2,328.5**	$2,281.2	$2,247.8
Total loans and leases	**934.1**	936.7	906.2
Total loans and leases in business segments (excluding *All Other*)	**869.5**	867.3	823.0
Total deposits	**1,328.7**	1,309.5	1,272.1
Average Balance Sheet			
Average total assets	**$2,325.9**	$2,301.7	$2,231.6
Average loans and leases[1]	**931.9**	927.8	914.1
Average deposits	**1,297.3**	1,293.6	1,256.6
Funding and Liquidity			
Long-term debt	**$232.3**	$227.4	$221.4
Global Liquidity Sources, average[(D)]	**522**	522	507
Time to required funding (months)[(D)]	**56**	49	40
Liquidity coverage ratio[(D)]	**124%**	125%	n/a
Equity			
Common shareholders' equity	**$241.6**	$244.8	$242.8
Common equity ratio	**10.4%**	10.7%	10.8%
Tangible common shareholders' equity[2]	**$171.3**	$174.5	$171.7
Tangible common equity ratio[2]	**7.6%**	7.9%	7.9%
Per Share Data[3]			
Common shares outstanding (in billions)	**10.18**	10.29	9.97
Book value per common share	**$23.74**	$23.80	$24.34
Tangible book value per common share[2]	**16.84**	16.96	17.22
Regulatory Capital[(E)]			
Basel 3[(4)]			
CET1 capital	**$164.8**	$168.5	$164.3
Standardized approach			
Risk-weighted assets	**$1,452**	$1,443	$1,416
CET1 ratio	**11.4%**	11.7%	11.6%
Advanced approaches			
Risk-weighted assets	**$1,458**	$1,459	$1,498
CET1 ratio	**11.3%**	11.5%	11.0%
Supplementary leverage[(F)]			
Bank holding company supplementary leverage ratio (SLR)	**6.8%**	6.9%	7.0%

[1] Includes $9.4 billion of non-U.S. consumer credit card loans in Q1-17. During the second quarter of 2017, we sold our non-U.S. consumer credit card business.
[2] Represents a non-GAAP financial measure. For reconciliation, see pages 17-18 of this press release.
[3] Berkshire Hathaway exercised its warrants to purchase 700 million shares of BAC common stock in Q3-17 using its Series T preferred shares, which resulted in an increase to common shares outstanding.
[4] Transition provisions of Basel 3 are fully phased-in as of January 1, 2018. Prior periods are presented on a fully phased-in basis.
n/a = not applicable

9

10 A The Corporation also measures net interest income on an FTE basis, which is a non-GAAP financial measure. FTE basis is a performance measure used in operating the business that management believes provides investors a more accurate picture of the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources, and is consistent with industry practices. Net interest income on an FTE basis was $11.8 billion, $11.7 billion and $11.3 billion for the three months ended March 31, 2018, December 31, 2017 and March 31, 2017. For reconciliation to GAAP financial measures, refer to pages 17–18 of this press release. The FTE adjustment was $150 million, $251 million and $197 million for the three months ended March 31, 2018, December 31, 2017 and March 31, 2017, respectively. B Return on average tangible common shareholders’ equity is a non-GAAP financial measure. For reconciliation to GAAP financial measures, see pages 17– 18 of this press release. C Global Markets revenue and net income, excluding net debit valuation adjustments (DVA), and sales and trading revenue, excluding net DVA, are non- GAAP financial measures. Net DVA gains (losses) were $64 million, $(118) million and $(130) million for the three months ended March 31, 2018, December 31, 2017 and March 31, 2017, respectively. FICC net DVA gains (losses) were $78 million, $(112) million and $(120) million for the three months ended March 31, 2018, December 31, 2017 and March 31, 2017, respectively. Equities net DVA gains (losses) were $(14) million, $(6) million and $(10) million for the three months ended March 31, 2018, December 31, 2017 and March 31, 2017, respectively. D Liquidity Coverage Ratio at March 31, 2018 is preliminary. Global Liquidity Sources (GLS) include cash and high-quality, liquid, unencumbered securities, limited to U.S. government securities, U.S. agency securities, U.S. agency MBS, and a select group of non-U.S. government and supranational securities, and are readily available to meet funding requirements as they arise. They do not include Federal Reserve Discount Window or Federal Home Loan Bank borrowing capacity. Transfers of liquidity among legal entities may be subject to certain regulatory and other restrictions. The Liquidity Coverage Ratio (LCR) represents the consolidated average amount of high-quality liquid assets as a percentage of the prescribed average net cash outflows over a 30- calendar-day period of significant liquidity stress, under the U.S. LCR final rule. Time to required funding (TTF) is a debt coverage measure and is expressed as the number of months unsecured holding company obligations of Bank of America Corporation can be met using only the Global Liquidity Sources held at the BAC parent company and NB Holdings without the BAC parent company issuing debt or sourcing additional liquidity. We define unsecured contractual obligations for purposes of this metric as maturities of senior or subordinated debt issued or guaranteed by Bank of America Corporation. E Regulatory capital ratios at March 31, 2018 are preliminary. Bank of America reports regulatory capital ratios under both the Standardized and Advanced approaches. The approach that yields the lower ratio is used to assess capital adequacy, which is the Advanced approaches for the periods presented. The Basel 3 regulatory capital transition provisions were phased in through January 1, 2018. Prior periods are presented on a fully phased-in basis. F The numerator of the SLR is quarter-end Basel 3 Tier 1 capital. The denominator is total leverage exposure based on the daily average of the sum of on- balance sheet exposures less permitted Tier 1 deductions, as well as the simple average of certain off-balance sheet exposures, as of the end of each month in a quarter. Off-balance sheet exposures primarily include undrawn lending commitments, letters of credit, potential future derivative exposures and repo-style transactions. SLR requirements became effective January 1, 2018. Effective January 1, 2018, the Corporation adopted new accounting standards, among which are: - Tax effects in accumulated other comprehensive income (OCI), which addresses certain tax effects in accumulated OCI related to the Tax Cuts and Jobs Act. In connection with the adoption, the Corporation reclassified $1.3 billion from accumulated OCI to retained earnings; - Hedge accounting, which simplifies and expands the ability to apply hedge accounting to certain risk management activities. This standard does not have a material impact on the Corporation’s Consolidated Financial Statements; - Presentation of pension costs, which requires separate presentation of the service cost component of pension expense from all other components of net pension benefit/cost. This standard requires restatement of all prior periods in the Consolidated Statement of Income and is not material to any period presented; and - Revenue from contracts with customers, which addresses the recognition of revenue for certain contracts with customers. This standard does not have a material impact on the Corporation’s Consolidated Financial Statements. The Corporation also reclassified prior periods in the Consolidated Statement of Income to include mortgage banking income and gains on sales of debt securities in other income, and in the Consolidated Balance Sheet to include mortgage servicing rights in other assets. Endnotes

11 Contact Information and Investor Conference Call Invitation Note: Chief Executive Officer Brian Moynihan and Chief Financial Officer Paul Donofrio will discuss first- quarter 2018 financial results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations website at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1732 (international). The conference ID is 79795. Please dial in 10 minutes prior to the start of the call. Investors can access replays of the conference call by visiting the Investor Relations website or by calling 1.800.934.4850 (U.S.) or 1.402.220.1178 (international) from noon on April 16 through 11:59 p.m. ET on April 23. Investor Call Information About Bank of America Bank of America is one of the world’s leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 47 million consumer and small business relationships with approximately 4,400 retail financial centers, approximately 16,000 ATMs, and award-winning digital banking with approximately 36 million active users, including approximately 25 million mobile users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations across the United States, its territories and more than 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange. Forward-Looking Statements Bank of America Corporation (the “Company”) and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent the Company’s current expectations, plans or forecasts of its future results, revenues, expenses, efficiency ratio, capital measures, strategy, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the Company’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. Reporters May Contact: Jerry Dubrowski, Bank of America, 1.646.855.1195 jerome.f.dubrowski@bankofamerica.com Lawrence Grayson, Bank of America, 1.864.370.6709 lawrence.grayson@bankofamerica.com Investors May Contact: Lee McEntire, Bank of America, 1.980.388.6780 Jonathan Blum, Bank of America (Fixed Income), 1.212.449.3112

12 You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of the Company’s 2017 Annual Report on Form 10-K and in any of the Company’s subsequent Securities and Exchange Commission filings: the Company’s potential claims, damages, penalties, fines and reputational damage resulting from pending or future litigation, regulatory proceedings and enforcement actions, including inquiries into our retail sales practices, and the possibility that amounts may be in excess of the Company’s recorded liability and estimated range of possible loss for litigation exposures; the possibility that the Company could face increased servicing, securities, fraud, indemnity, contribution or other claims from one or more counterparties, including trustees, purchasers of loans, underwriters, issuers, other parties involved in securitizations, monolines or private-label and other investors; the possibility that future representations and warranties losses may occur in excess of the Company’s recorded liability and estimated range of possible loss for its representations and warranties exposures; the Company’s ability to resolve representations and warranties repurchase and related claims, including claims brought by investors or trustees seeking to avoid the statute of limitations for repurchase claims; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Company’s exposures to such risks, including direct, indirect and operational; the impact of U.S. and global interest rates, currency exchange rates, economic conditions, trade policies and potential geopolitical instability; the impact on the Company’s business, financial condition and results of operations of a potential higher interest rate environment; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. or global economic conditions and other uncertainties; the Company’s ability to achieve its expense targets, net interest income expectations, or other projections; adverse changes to the Company’s credit ratings from the major credit rating agencies; estimates of the fair value of certain of the Company’s assets and liabilities; uncertainty regarding the content, timing and impact of regulatory capital and liquidity requirements; the potential impact of total loss-absorbing capacity requirements; potential adverse changes to our global systemically important bank surcharge; the potential impact of Federal Reserve actions on the Company’s capital plans; the possible impact of the Company’s failure to remediate the shortcoming identified by banking regulators in the Company’s Resolution Plan; the effect of regulations, other guidance or additional information on our estimated impact of the Tax Act; the impact of implementation and compliance with U.S. and international laws, regulations and regulatory interpretations, including, but not limited to, recovery and resolution planning requirements, Federal Deposit Insurance Corporation (FDIC) assessments, the Volcker Rule, fiduciary standards and derivatives regulations; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third parties, including as a result of cyber attacks; the impact on the Company’s business, financial condition and results of operations from the planned exit of the United Kingdom from the European Union; and other similar matters. “Bank of America Merrill Lynch” is the marketing name for the Global Banking and Global Markets businesses of Bank of America Corporation. Lending, derivatives and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (Investment Banking Affiliates), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation's broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker- dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates. For more Bank of America news, including dividend announcements and other important information, visit the Bank of America newsroom at http://newsroom.bankofamerica.com. www.bankofamerica.com

13

Bank of America Corporation and Subsidiaries

Selected Financial Data

(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	First Quarter 2018	Fourth Quarter 2017	First Quarter 2017
Net interest income	$ 11,608	$ 11,462	$ 11,058
Noninterest income	11,517	8,974	11,190
Total revenue, net of interest expense	23,125	20,436	22,248
Provision for credit losses	834	1,001	835
Noninterest expense	13,897	13,274	14,093
Income before income taxes	8,394	6,161	7,320
Income tax expense	1,476	3,796	1,983
Net income	$ 6,918	$ 2,365	$ 5,337
Preferred stock dividends	428	286	502
Net income applicable to common shareholders	$ 6,490	$ 2,079	$ 4,835
Average common shares issued and outstanding	10,322,394	10,470,672	10,099,557
Average diluted common shares issued and outstanding	10,472,706	10,621,809	10,919,668
Summary Average Balance Sheet			
Total debt securities	$ 433,096	$ 441,624	$ 430,234
Total loans and leases	931,915	927,790	914,144
Total earning assets	1,979,832	1,950,048	1,895,373
Total assets	2,325,878	2,301,687	2,231,649
Total deposits	1,297,268	1,293,572	1,256,632
Common shareholders' equity	242,713	250,838	242,480
Total shareholders' equity	265,480	273,162	267,700
Performance Ratios			
Return on average assets	1.21%	0.41%	0.97%
Return on average common shareholders' equity	10.85	3.29	8.09
Return on average tangible common shareholders' equity [(1)]	15.26	4.56	11.44
Per common share information			
Earnings	$ 0.63	$ 0.20	$ 0.48
Diluted earnings	0.62	0.20	0.45
Dividends paid	0.12	0.12	0.075
Book value	23.74	23.80	24.34
Tangible book value [(1)]	16.84	16.96	17.22

Summary Period-End Balance Sheet	March 31 2018	December 31 2017	March 31 2017
Total debt securities	$ 426,837	$ 440,130	$ 428,045
Total loans and leases	934,078	936,749	906,242
Total earning assets	2,002,678	1,941,542	1,904,017
Total assets	2,328,478	2,281,234	2,247,794
Total deposits	1,328,664	1,309,545	1,272,141
Common shareholders' equity	241,552	244,823	242,770
Total shareholders' equity	266,224	267,146	267,990
Common shares issued and outstanding	10,175,911	10,287,302	9,974,190

Credit Quality	First Quarter 2018	Fourth Quarter 2017	First Quarter 2017
Total net charge-offs [(2)]	$ 911	$ 1,237	$ 934
Net charge-offs as a percentage of average loans and leases outstanding [(3)]	0.40%	0.53%	0.42%
Provision for credit losses	$ 834	$ 1,001	$ 835

	March 31 2018	December 31 2017	March 31 2017
Total nonperforming loans, leases and foreclosed properties [(4)]	$ 6,694	$ 6,758	$ 7,637
Nonperforming loans, leases and foreclosed properties as a percentage of total loans, leases and foreclosed properties [(3)]	0.72%	0.73%	0.84%
Allowance for loan and lease losses [(5)]	$ 10,260	$ 10,393	$ 11,354
Allowance for loan and lease losses as a percentage of total loans and leases outstanding [(3, 5)]	1.11%	1.12%	1.25%

For footnotes see page 14.

Current period information is preliminary and based on company data available at the time of the presentation.

Current period information is preliminary and based on company data available at the time of the presentation. 14 Bank of America Corporation and Subsidiaries Selected Financial Data (continued) (Dollars in millions) Basel 3 Capital Management March 31 2018 December 31 2017 March 31 2017 Risk-based capital metrics (6): Common equity tier 1 capital $ 164,828 $ 168,461 $ 164,333 Common equity tier 1 capital ratio - Standardized approach 11.4% 11.7% 11.6% Common equity tier 1 capital ratio - Advanced approaches 11.3% 11.5% 11.0% Tier 1 leverage ratio 8.4 8.6 8.8 Tangible equity ratio (7) 8.7 8.9 9.1 Tangible common equity ratio (7) 7.6 7.9 7.9 (1) Return on average tangible common shareholders' equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. Tangible book value per share provides additional useful information about the level of tangible assets in relation to outstanding shares of common stock. See Reconciliations to GAAP Financial Measures on pages 17-18. (2) Includes non-U.S. credit card net charge-offs of $44 million for Q1-17. These net charge-offs represent net charge-offs of non-U.S. credit card loans, which were sold in the second quarter of 2017. (3) Ratios do not include loans accounted for under the fair value option. Charge-off ratios are annualized for the quarterly presentation. (4) Balances do not include past due consumer credit card loans, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully insured home loans), and in general, other consumer and commercial loans not secured by real estate; purchased credit-impaired loans even though the customer may be contractually past due; and nonperforming loans held-for-sale or accounted for under the fair value option. (5) For the first quarter of 2017, excluding the non-U.S. consumer credit card allowance of $242 million and loans and leases of $9.5 billion, the allowance for loan and lease losses is $11.1 billion and the allowance for loan and lease losses as a percentage of total loans and leases outstanding is 1.24%. (6) Regulatory capital ratios at March 31, 2018 are preliminary. Bank of America reports regulatory capital ratios under both the Standardized and Advanced approaches. The approach that yields the lower ratio is used to assess capital adequacy, which is the Advanced approaches for the periods presented. The Basel 3 regulatory capital transition provisions were phased in through January 1, 2018. Prior periods are presented on a fully phased-in basis. (7) Tangible equity ratio equals period-end tangible shareholders' equity divided by period-end tangible assets. Tangible common equity ratio equals period-end tangible common shareholders' equity divided by period-end tangible assets. Tangible shareholders' equity and tangible assets are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. See Reconciliations to GAAP Financial Measures on pages 17-18.

15

Bank of America Corporation and Subsidiaries

Quarterly Results by Business Segment and All Other

(Dollars in millions)

	First Quarter 2018				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) [1]	$ 9,032	$ 4,856	$ 4,934	$ 4,786	$ (333)
Provision for credit losses	935	38	16	(3)	(152)
Noninterest expense	4,480	3,428	2,195	2,818	976
Net income (loss)	2,695	1,035	2,016	1,458	(286)
Return on average allocated capital [2]	30%	29%	20%	17%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 279,557	$ 159,095	$ 351,689	$ 73,763	$ 67,811
Total deposits	674,351	243,077	324,405	32,320	23,115
Allocated capital [2]	37,000	14,500	41,000	35,000	n/m
Period end					
Total loans and leases	$ 279,055	$ 159,636	$ 355,165	$ 75,638	$ 64,584
Total deposits	701,488	241,531	331,238	32,301	22,106

	Fourth Quarter 2017				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) [1]	$ 8,955	$ 4,683	$ 5,019	$ 3,396	$ (1,366)
Provision for credit losses	886	6	132	162	(185)
Noninterest expense	4,507	3,473	2,161	2,614	519
Net income (loss)	2,197	742	1,680	410	(2,664)
Return on average allocated capital [2]	24%	21%	17%	5%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 275,716	$ 157,063	$ 350,262	$ 73,552	$ 71,197
Total deposits	665,536	240,126	329,761	34,250	23,899
Allocated capital [2]	37,000	14,000	40,000	35,000	n/m
Period end					
Total loans and leases	$ 280,473	$ 159,378	$ 350,668	$ 76,778	$ 69,452
Total deposits	676,530	246,994	329,273	34,029	22,719

	First Quarter 2017				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) [1]	$ 8,284	$ 4,592	$ 4,955	$ 4,708	$ (94)
Provision for credit losses	838	23	17	(17)	(26)
Noninterest expense	4,410	3,329	2,163	2,757	1,434
Net income (loss)	1,892	773	1,729	1,297	(354)
Return on average allocated capital [2]	21%	22%	18%	15%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 257,945	$ 148,405	$ 342,857	$ 70,064	$ 94,873
Total deposits	635,594	257,386	305,197	33,158	25,297
Allocated capital [2]	37,000	14,000	40,000	35,000	n/m
Period end					
Total loans and leases [3]	$ 258,421	$ 149,110	$ 344,452	$ 71,053	$ 92,711
Total deposits	661,607	254,595	297,163	33,629	25,147

[1] Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices.

[2] Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Other companies may define or calculate these measures differently.

[3] Includes $9.5 billion of non-U.S. credit card loans, which were included in assets of business held for sale on the Consolidated Balance Sheet at March 31, 2017, and sold in the second quarter of 2017.

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

Current period information is preliminary and based on company data available at the time of the presentation.

Current period information is preliminary and based on company data available at the time of the presentation. 16 Bank of America Corporation and Subsidiaries Supplemental Financial Data (Dollars in millions) Fully taxable-equivalent (FTE) basis data (1) FirstQuarter 2018 Fourth Quarter 2017 First Quarter 2017 Net interest income $ 11,758 $ 11,713 $ 11,255 Total revenue, net of interest expense 23,275 20,687 22,445 Net interest yield 2.39% 2.39% 2.39% Efficiency ratio 59.71 64.16 62.79 Other Data March 31 2018 December 31 2017 March 31 2017 Number of financial centers - U.S. 4,435 4,470 4,559 Number of branded ATMs - U.S. 16,011 16,039 15,939 Headcount 207,953 209,376 210,533 (1) FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices. See Reconciliations to GAAP Financial Measures on pages 17-18. Certain prior period amounts have been reclassified to conform to current period presentation.

17

Bank of America Corporation and Subsidiaries

Reconciliations to GAAP Financial Measures

(Dollars in millions)

The Corporation evaluates its business based on a fully taxable-equivalent basis, a non-GAAP financial measure. Total revenue, net of interest expense, on a fully taxable-equivalent basis includes net interest income on a fully taxable-equivalent basis and noninterest income. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices. The Corporation presents related ratios and analyses (i.e., efficiency ratios and net interest yield) on a fully taxable-equivalent basis. To derive the fully taxable-equivalent basis, net interest income is adjusted to reflect tax-exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. For purposes of this calculation, the Corporation uses the federal statutory tax rate of 21 percent for the first quarter of 2018 and 35 percent for all prior periods. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield measures the basis points the Corporation earns over the cost of funds.

The Corporation also evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP financial measure. Tangible equity represents an adjusted shareholders' equity or common shareholders' equity amount which has been reduced by goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible common shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average common shareholders' equity. The tangible common equity ratio represents adjusted ending common shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average total shareholders' equity. The tangible equity ratio represents adjusted ending shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents adjusted ending common shareholders' equity divided by ending common shares outstanding. These measures are used to evaluate the Corporation's use of equity. In addition, profitability, relationship and investment models all use return on average tangible shareholders' equity as key measures to support our overall growth goals.

See the tables below and on page 18 for reconciliations of these non-GAAP financial measures to financial measures defined by GAAP for the three months ended March 31, 2018, December 31, 2017 and March 31, 2017. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in understanding its results of operations and trends. Other companies may define or calculate supplemental financial data differently.

	First Quarter 2018	Fourth Quarter 2017	First Quarter 2017
Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis			
Net interest income	**$ 11,608**	$ 11,462	$ 11,058
Fully taxable-equivalent adjustment	**150**	251	197
Net interest income on a fully taxable-equivalent basis	**$ 11,758**	$ 11,713	$ 11,255
Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis			
Total revenue, net of interest expense	**$ 23,125**	$ 20,436	$ 22,248
Fully taxable-equivalent adjustment	**150**	251	197
Total revenue, net of interest expense on a fully taxable-equivalent basis	**$ 23,275**	$ 20,687	$ 22,445
Reconciliation of income tax expense to income tax expense on a fully taxable-equivalent basis			
Income tax expense	**$ 1,476**	$ 3,796	$ 1,983
Fully taxable-equivalent adjustment	**150**	251	197
Income tax expense on a fully taxable-equivalent basis	**$ 1,626**	$ 4,047	$ 2,180
Reconciliation of average common shareholders' equity to average tangible common shareholders' equity			
Common shareholders' equity	**$ 242,713**	250,838	242,480
Goodwill	**(68,951)**	(68,954)	(69,744)
Intangible assets (excluding mortgage servicing rights)	**(2,261)**	(2,399)	(2,923)
Related deferred tax liabilities	**939**	1,344	1,539
Tangible common shareholders' equity	**$ 172,440**	$ 180,829	$ 171,352
Reconciliation of average shareholders' equity to average tangible shareholders' equity			
Shareholders' equity	**$ 265,480**	$ 273,162	$ 267,700
Goodwill	**(68,951)**	(68,954)	(69,744)
Intangible assets (excluding mortgage servicing rights)	**(2,261)**	(2,399)	(2,923)
Related deferred tax liabilities	**939**	1,344	1,539
Tangible shareholders' equity	**$ 195,207**	$ 203,153	$ 196,572

Certain prior period amounts have been reclassified to conform to current period presentation.

Current period information is preliminary and based on company data available at the time of the presentation.

Current period information is preliminary and based on company data available at the time of the presentation. 18 Bank of America Corporation and Subsidiaries Reconciliations to GAAP Financial Measures (continued) (Dollars in millions) First Quarter 2018 Fourth Quarter 2017 First Quarter 2017 Reconciliation of period-end common shareholders’ equity to period-end tangible common shareholders’ equity Common shareholders’ equity $ 241,552 $ 244,823 $ 242,770 Goodwill (68,951) (68,951) (69,744) Intangible assets (excluding mortgage servicing rights) (2,177) (2,312) (2,827) Related deferred tax liabilities 920 943 1,513 Tangible common shareholders’ equity $ 171,344 $ 174,503 $ 171,712 Reconciliation of period-end shareholders’ equity to period-end tangible shareholders’ equity Shareholders’ equity $ 266,224 $ 267,146 $ 267,990 Goodwill (68,951) (68,951) (69,744) Intangible assets (excluding mortgage servicing rights) (2,177) (2,312) (2,827) Related deferred tax liabilities 920 943 1,513 Tangible shareholders’ equity $ 196,016 $ 196,826 $ 196,932 Reconciliation of period-end assets to period-end tangible assets Assets $ 2,328,478 $ 2,281,234 $ 2,247,794 Goodwill (68,951) (68,951) (69,744) Intangible assets (excluding mortgage servicing rights) (2,177) (2,312) (2,827) Related deferred tax liabilities 920 943 1,513 Tangible assets $ 2,258,270 $ 2,210,914 $ 2,176,736 Book value per share of common stock Common shareholders’ equity $ 241,552 $ 244,823 $ 242,770 Ending common shares issued and outstanding 10,175,911 10,287,302 9,974,190 Book value per share of common stock $ 23.74 $ 23.80 $ 24.34 Tangible book value per share of common stock Tangible common shareholders’ equity $ 171,344 $ 174,503 $ 171,712 Ending common shares issued and outstanding 10,175,911 10,287,302 9,974,190 Tangible book value per share of common stock $ 16.84 $ 16.96 $ 17.22 Certain prior period amounts have been reclassified to conform to current period presentation.